Exhibit 99.02

ITEM 7.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") is based upon the consolidated financial statements for Eastman Chemical Company ("Eastman" or the "Company"), which have been prepared in accordance with accounting principles generally accepted ("GAAP") in the United States, and should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K (this "Current Report").  All references to earnings per share ("EPS") contained in this report are diluted earnings per share unless otherwise noted.

As previously reported, Eastman has elected to change its method of accounting for actuarial gains and losses for its pension and other postretirement benefit ("OPEB") plans to a more preferable method permitted under GAAP.  The new method recognizes actuarial gains and losses in the Company's operating results in the year in which the gains and losses occur rather than amortizing them over future periods.  Under the new method of accounting, these gains and losses are now measured annually at December 31 and recorded as a mark-to-market ("MTM") adjustment during the fourth quarter of each year.  Any interim remeasurements triggered by a curtailment, settlement, or significant plan change will be recognized as an MTM adjustment in the quarter in which such remeasurement event occurs.  The new method has been retrospectively applied to financial results of all periods presented.  For additional information, see Note 2, "Accounting Methodology Change for Pension and Other Postretirement Benefit Plans" to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

In third quarter 2011, the Company's Board of Directors declared a two-for-one split of the Company's common stock, distributed October 3, 2011 in the form of a 100 percent stock dividend.  All shares and per share amounts in this Current Report have been adjusted for all periods presented for the stock split.  For additional information, see Note 18, "Stockholders' Equity" to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

CRITICAL ACCOUNTING ESTIMATES

In preparing the consolidated financial statements in conformity with GAAP, the Company's management must make decisions which impact the reported amounts and the related disclosures.  Such decisions include the selection of the appropriate accounting principles to be applied and assumptions on which to base estimates and judgments that affect the reported amounts of assets, liabilities, sales revenue and expenses, and related disclosure of contingent assets and liabilities.  On an ongoing basis, the Company evaluates its estimates, including those related to allowances for doubtful accounts, impairment of long-lived assets, environmental costs, U.S. pension and other post-employment benefits, litigation and contingent liabilities, income taxes, and purchase accounting.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  The Company's management believes the critical accounting estimates described below are the most important to the fair presentation of the Company's financial condition and results.  These estimates require management's most significant judgments in the preparation of the Company's consolidated financial statements.

Allowances for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments.  The Company believes, based on historical results, the likelihood of actual write-offs having a material impact on financial results is low.  However, if one of the Company's key customers was to file for bankruptcy, or otherwise be unwilling or unable to make its required payments, or there was a significant slow-down in the economy, the Company could increase its allowances.  This could result in a material charge to earnings.  The Company's allowances were $8 million and $5 million at December 31, 2011 and 2010, respectively.

Impairment of Long-Lived Assets

Long-lived assets and certain identifiable intangibles to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If the carrying amount is not considered to be recoverable, an analysis of fair value is triggered.  An impairment is recorded for the excess of the carrying amount of the asset over the fair value.

The Company conducts its annual testing of goodwill and indefinite-lived intangible assets in third quarter of each year, unless events warrant more frequent testing.  The testing of goodwill is performed at the reporting unit level which the Company has determined to be its operating segments.

The Company applies a fair value methodology in testing the carrying value of goodwill for each reporting unit.  The key assumptions and estimates used in the Company's 2011 goodwill impairment testing included a long-term projection of revenues, expenses, and cash flows, the estimated weighted average cost of capital, and the estimated corporate tax rate.  The Company believes these assumptions are consistent with those a hypothetical market participant would use given circumstances that were present at the time the estimates were made.  However, actual results and amounts may be significantly different from the Company's estimates.  In addition, the use of different estimates or assumptions could result in materially different determinations.  If the estimated fair value of a reporting unit is determined to be less than the carrying value of the net assets of the reporting unit including goodwill, additional steps, including an allocation of the estimated fair value to the assets and liabilities of the reporting unit, would be necessary to determine the amount, if any, of goodwill impairment.

Indefinite-lived intangible assets, consisting of various trademarks, are tested for potential impairment by comparing the estimated fair value to the carrying amount.  The estimated fair value of the trademarks is determined based on an assumed royalty rate savings, discounted by the Company's estimated cost of capital.  The carrying value of indefinite-lived intangible assets is considered to be impaired when the estimated fair value is less than the carrying value of the trademarks.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

At December 31, 2011, goodwill consisted primarily of $308 million in the Coatings, Adhesives, Specialty Polymers and Inks ("CASPI") segment and $93 million in the Performance Chemicals and Intermediates ("PCI") segments.  Of the $101 million of intangible assets, $28 million is indefinite-lived relating to trademarks and is reflected as $14 million each in the CASPI and PCI segments.  The Company also had recorded goodwill and other intangibles associated with the Beaumont, Texas industrial gasification project.  In fourth quarter 2009, the Company announced the discontinuance of the Beaumont, Texas industrial gasification project, which resulted in an impairment of $10 million for the Beaumont industrial gasification project goodwill and other intangible assets.

As a result of the tests performed during third quarter 2011, no impairment was determined to exist for goodwill or any of the Company's indefinite-lived intangible assets.  In the goodwill impairment analysis performed, fair values substantially exceeded the carrying values for each reporting unit.

As the Company's assumptions related to long-lived assets are subject to change, additional write-downs may be required in the future.  If estimates of fair value less costs to sell are revised, the carrying amount of the related asset is adjusted, resulting in a charge to earnings.  The Company recognized a definite-lived intangible asset impairment charge of $8 million resulting from an environmental regulatory change during fourth quarter 2010 impacting the fair value of air emission credits remaining from the previously discontinued Beaumont, Texas, industrial gasification project.  The Company recognized fixed (tangible) asset impairment charges of $133 million and goodwill and definite-lived intangible asset impairment charges of $46 million in results from continuing operations during 2009, related to the discontinuance of the Beaumont, Texas industrial gasification project.

Environmental Costs

The Company accrues environmental remediation costs when it is probable that the Company has incurred a liability at a contaminated site and the amount can be reasonably estimated.  When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Company accrues the minimum amount.  This undiscounted accrued amount reflects the Company's assumptions about remediation requirements at the contaminated site, the nature of the remedy, the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites, and the number and financial viability of other potentially responsible parties.  Changes in the estimates on which the accruals are based, unanticipated government enforcement action, or changes in health, safety, environmental, and chemical control regulations and testing requirements could result in higher or lower costs.  Estimated future environmental expenditures for remediation costs range from the minimum or best estimate of $11 million to the maximum of $29 million at December 31, 2011.

In accordance with GAAP, the Company also establishes reserves for closure/postclosure costs associated with the environmental and other assets it maintains.  Environmental assets, as defined by GAAP, include but are not limited to waste management units, such as landfills, water treatment facilities, and ash ponds.  When these types of assets are constructed or installed, a reserve is established for the future costs anticipated to be associated with the retirement or closure of the asset based on an expected life of the environmental assets and the applicable regulatory closure requirements.  These future expenses are charged against earnings over the estimated useful life of the assets.  Currently, the Company estimates the useful life of each individual asset is up to 50 years.  If the Company changes its estimate of the asset retirement obligation costs or its estimate of the useful lives of these assets, expenses to be charged against earnings could increase or decrease.

In accordance with GAAP, the Company also monitors conditional obligations and will record reserves associated with them when and to the extent that more detailed information becomes available concerning applicable retirement costs.

The Company's reserve, including the above remediation, was $39 million at December 31, 2011 and $40 million at December 31, 2010, representing the minimum or best estimate for remediation costs and the best estimate of the amount accrued to date over the regulated assets' estimated useful lives for asset retirement obligation costs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Pension and Other Post-employment Benefit Plans

The Company maintains defined benefit pension plans that provide eligible employees with retirement benefits.  Additionally, Eastman subsidizes life insurance, health care, and dental benefits for eligible retirees and health care and dental benefits for retirees' eligible survivors.  The costs and obligations related to these benefits reflect the Company's assumptions related to general economic conditions (particularly interest rates) and expected return on plan assets.  In connection with its acquisition of Sterling Chemicals, Inc. ("Sterling") in 2011, the Company assumed Sterling's U.S. pension plans.  For the Company's U.S. defined benefit pension plans for each of Eastman and Sterling, the Company assumed discount rates of 4.88 percent and 4.83 percent, respectively, and an expected return on plan assets of 8.75 percent and 5.50 percent, respectively, at December 31, 2011.  The Company assumed a discount rate of 5.00 percent for its other post-employment benefit plan, the Company's only significant other post-employment benefit plan.  The cost of providing plan benefits also depends on demographic assumptions including retirements, mortality, turnover, and plan participation.

The December 31, 2011 projected benefit obligation and 2012 expense are affected by year-end 2011 assumptions.  The following table illustrates the sensitivity to changes in the Company's long-term assumptions in the expected return on assets and assumed discount rate for all U.S. pension plans and other postretirement welfare plans.  The sensitivities below are specific to the time periods noted.  They also may not be additive, so the impact of changing multiple factors simultaneously cannot be calculated by combining the individual sensitivities shown.

Change in Assumption	Impact on 2012 Pre-tax U.S. Benefits Expense	Impact on December 31, 2011 Projected Benefit Obligation for U.S. Pension Plans	Impact on December 31, 2011 Accumulated Postretirement Benefit Obligation for Other U.S. Postretirement Plans

25 basis point decrease in discount rate	-$0 Million	+$49 Million	+$27 Million

25 basis point increase in discount rate	+$0 Million	-$47 Million	-$26 Million

25 basis point decrease in expected return on assets	+$3 Million	No Impact	N/A

25 basis point increase in expected return on assets	-$3 Million	No Impact	N/A

The expected return on assets and assumed discount rate used to calculate the Company's pension and other post-employment benefit obligations are established each December 31.  The expected return on assets is based upon the long-term expected returns in the markets in which the pension trust invests its funds, primarily the domestic, international, private equity, and real estate markets.  Historically, over a ten year period, excluding 2008 which is considered an anomaly due to the global recession, the Company's average achieved actual return has been near the expected return on assets.  The assumed discount rate is based upon a portfolio of high-grade corporate bonds, which are used to develop a yield curve.  This yield curve is applied to the expected durations of the pension and post-employment benefit obligations.  As future benefits under the U.S. benefit plan have been fixed at a certain contribution amount, changes in the health care cost trend assumptions do not have a material impact on the results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The Company uses fair value accounting for plan assets.  If actual experience differs from long-term assumptions for asset returns and discount rates, the difference is recognized as part of the MTM adjustment during the fourth quarter of each year, and any other quarter in which an interim remeasurement is triggered.  The MTM charges applied to earnings from continuing operations in 2011, 2010, and 2009 due to the actual experience versus assumptions of returns on plan assets and discount rates for the defined benefit pension and other postretirement benefit plans were $144 million, $53 million, and $91 million, respectively.

The Company does not anticipate that a change in pension and other post-employment obligations caused by a change in the assumed discount rate during 2012 will impact the cash contributions to be made to the pension plans during 2012.  While the amount of the change in these obligations does not correspond directly to cash funding requirements, it is an indication of the amount the Company will be required to contribute to the plans in future years.  The amount and timing of such cash contributions is dependent upon interest rates, actual returns on plan assets, retirement, attrition rates of employees, and other factors.  For further information regarding pension and other post-employment obligations, see Note 14, "Retirement Plans", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

Litigation and Contingent Liabilities

From time to time, the Company and its operations are parties to or targets of lawsuits, claims, investigations and proceedings, including product liability, personal injury, asbestos, patent and intellectual property, commercial, contract, environmental, antitrust, health and safety, and employment matters, which are handled and defended in the ordinary course of business.  The Company accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated.  When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Company accrues the minimum amount.  The Company expenses legal costs, including those expected to be incurred in connection with a loss contingency, as incurred.  Based upon facts and information currently available, the Company believes the amounts reserved are adequate for such pending matters; however, results of operations could be affected by monetary damages, costs or expenses, and charges against earnings in particular periods.

Income Taxes

The Company records deferred tax assets and liabilities based on temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted tax rates expected to be in effect for the year in which the differences are expected to reverse.  The ability to realize the deferred tax assets is evaluated through the forecasting of taxable income using historical and projected future operating results, the reversal of existing temporary differences, and the availability of tax planning strategies.  Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.  In the event that the actual outcome from future tax consequences differs from our estimates and assumptions, the resulting change to the provision for income taxes could have a material adverse impact on the consolidated results of operations and statement of financial position.  As of December 31, 2011, a valuation allowance of $42 million has been provided against the deferred tax assets.

The Company recognizes income tax positions that meet the more likely than not threshold and accrues interest related to unrecognized income tax positions, which is recorded as a component of the income tax provision.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Purchase Accounting

In general, the acquisition method of accounting requires companies to record assets acquired and liabilities assumed at their respective fair market values at the date of acquisition.  The Company estimates fair value using the exit price approach which is defined as the price that would be received if we sold an asset or paid to transfer a liability in an orderly market.  The value of an exit price is determined from the viewpoint of all market participants as a whole and may result in the Company valuing assets at a fair value that is not reflective of our intended use of the assets.  Any amount of the purchase price paid that is in excess of the estimated fair values of net assets acquired is recorded in the line item goodwill on our consolidated balance sheets.  Management's judgment is used to determine the estimated fair values assigned to assets acquired and liabilities assumed, as well as asset lives for property, plant and equipment and amortization periods for intangible assets, and can materially affect the Company's results of operations.

PRESENTATION OF NON-GAAP FINANCIAL MEASURES

In addition to evaluating the Company’s financial condition, results of operations, and liquidity and cash flow as reported in accordance with GAAP, management also reviews and evaluates certain alternative financial measures not prepared in accordance with GAAP.  Non-GAAP measures do not have definitions under GAAP and may be defined differently by and not be comparable to, similarly titled measures used by, other companies.  As a result, management considers and evaluates non-GAAP measures in connection with a review of the most directly comparable measure calculated in accordance with GAAP.  Management cautions investors not to place undue reliance on such non-GAAP measures, but also to consider them with the most directly comparable GAAP measure.

This MD&A includes the following non-GAAP financial measures:

•	Company and segment operating earnings,
•	Company earnings from continuing operations, and
•	Diluted earnings per share,

in each case excluding asset impairments and restructuring charges and gains, MTM pension and OPEB adjustments, and early debt extinguishment costs, in each case described below.

During 2011, 2010, and 2009, the Company recognized in earnings from continuing operations $144 million, $53 million, and $91 million net losses, respectively, for MTM adjustments for pension and OPEB plans actuarial adjustments.

During 2011, the Company recognized $7 million in restructuring charges primarily for severance associated with the acquisition and integration of Sterling and a $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project.

During 2010, the Company recognized $29 million in asset impairments and restructuring charges consisting of $20 million in severance and pension curtailment, $8 million for an intangible asset impairment resulting from an environmental regulatory change during fourth quarter 2010 impacting air emission credits remaining from the previously discontinued Beaumont, Texas industrial gasification project, and $1 million of additional site closure charges.

During fourth quarter 2010, the Company completed a public debt restructuring including the early repayment of $500 million aggregate principal amount of outstanding debt securities.  The early repayment of debt resulted in a charge of $115 million, net.  For additional information regarding the early extinguishment costs, see Note 12, "Early Debt Extinguishment Costs", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

During 2009, the Company recognized $196 million in asset impairments and restructuring charges, primarily consisting of $179 million in asset impairments related to the Company's previously announced discontinuance of its Beaumont, Texas industrial gasification project and $19 million, net, for severance resulting from a reduction in force.

Eastman management evaluates and analyzes results and the impact on the Company of strategic decisions and actions relating to, among other things, cost reduction, growth, and profitability improvement initiatives, and other non-recurring or unusual events outside of normal business and operations, by considering Company and segment financial results and measures both including and excluding certain items.  The items excluded by Eastman management in its evaluation of results do not directly arise from Eastman’s core operations, and generally are expected to be of an unusual or non-recurring nature.  Specifically, as presented in this report, Eastman has excluded asset impairments and restructuring charges and early debt extinguishment costs, which are expected to be non-recurring and result from unusual transactions, and MTM pension and OPEB plan adjustments, as these adjustments arise from a change in accounting principle on a Company-wide basis retrospectively applied to all prior periods.  Because these non-recurring or non-core costs and gains may materially affect the Company’s financial condition or results in a specific period in which they are recognized, management also evaluates, and makes resource allocation and performance evaluation decisions based on, the related non-GAAP measures excluding such items.  In addition to using such measures to evaluate results in a specific period, management believes that such measures may provide more complete and consistent comparisons of the Company's operational performance on a period-over-period historical basis and a better indication of expected future trends.  Management discloses these non-GAAP measures, and the related reconciliations, because it believes investors use these metrics in evaluating longer-term period-over-period performance, and to allow investors to better understand and evaluate the information used by management to assess the Company's and its segments' operating performance, make resource allocation decisions, and evaluate organizational and individual performance in determining certain performance-based compensation.

These non-GAAP financial measures and the accompanying reconciliations to the most comparable GAAP measures are presented in "Results of Operations" and "Summary by Operating Segment" in this MD&A.

In addition to the non-GAAP measures presented in this MD&A and other periodic reports, from time to time management evaluates and discloses to investors and securities analysts the non-GAAP measure cash provided by operating activities excluding certain items when analyzing, among other things, business performance, liquidity and financial position, and performance-based compensation.  Eastman management uses this non-GAAP measure in conjunction with the GAAP measure cash provided by operating activities because it believes it is a more appropriate metric to evaluate the cash flows from Eastman's core operations that are available to grow the business and create stockholder value, as well as because it allows for a more consistent period-over-period presentation of such amounts.  In its evaluation, Eastman management generally excludes the impact of certain non-core, unusual, or non-recurring activities and decisions of management because such activities and decisions are not considered core, on-going components of continuing operations and the decisions to undertake or not to undertake such activities may be made irrespective of the cash generated from continuing operations.  From time to time, management discloses this non-GAAP measure and the related reconciliation to investors and securities analysts to allow them to better understand and evaluate the information used by management in its decision making processes and because management believes investors and securities analysts use similar measures to assess Company performance, liquidity, and financial position over multiple periods and to compare these with other companies.

Similarly, from time to time, Eastman discloses to investors and securities analysts a measure of free cash flow, which management develops based on the non-GAAP measure cash provided by operating activities, as adjusted, described above, less the amounts of capital expenditures and dividends, as management believes such items are generally funded from available cash and, as such, should be considered in determining free cash flow.  Eastman management believes this is the appropriate metric to use to evaluate the Company's overall ability to generate cash to fund future operations, inorganic growth opportunities, and to service the Company's debt obligations.  Management believes this metric is useful to investors and securities analysts in order to provide them with information similar to that used by management in evaluating potential future cash available for various initiatives and because management believes investors and securities analysts often use a similar measure of free cash flow to compare the results and value, of comparable companies.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

2011 OVERVIEW

The Company generated sales revenue of $7.2 billion and $5.8 billion for 2011 and 2010, respectively.  Sales revenue increases were primarily due to higher selling prices and higher sales volume.  The higher selling prices were in response to higher raw material and energy costs, primarily for propane, paraxylene, and wood pulp.  The higher sales volume was primarily due to growth in PCI segment plasticizer product lines, the fourth quarter 2010 restart of a previously idled olefins cracking unit at the Longview, Texas facility, and strengthened end-use demand primarily for CASPI segment products.  The increase was also due to growth initiatives including the increased utilization of the Korean acetate tow manufacturing facility and the Eastman TritanTM copolyester resin manufacturing line, and the acquisition of the Genovique Specialties Corporation ("Genovique") plasticizer product lines.

Operating earnings were $937 million in 2011 compared to $844 million in 2010.  Excluding asset impairments and restructuring charges and gains and MTM pension and OPEB adjustments, described above in "Presentation of Non-GAAP Financial Measures", operating earnings increased primarily due to higher selling prices which more than offset higher raw material and energy costs, and higher sales volume and increased capacity utilization which led to lower unit costs, particularly in the first half of the year.  Operating earnings in 2011 also included $17 million of costs from an unplanned outage of an olefins cracking unit at the Longview, Texas facility.

Earnings from continuing operations were $606 million in 2011 compared to $416 million in 2010.  Excluding asset impairments and restructuring charges and gains, MTM pension and OPEB adjustments, and early debt extinguishment costs, earnings from continuing operations were $689 million and $536 million, respectively.  Earnings from continuing operations were $4.24 per diluted share in 2011 compared to $2.81 per diluted share in 2010.  Excluding asset impairments and restructuring charges and gains, MTM pension and OPEB adjustments, and early debt extinguishment costs, earnings were $4.81 per diluted share and $3.63 per diluted share, respectively.

Eastman generated $625 million in cash from operating activities in 2011, including $102 million in contributions to its U.S. defined benefit pension plans and a $110 million tax payment for the tax gain on the sale of the PET business completed in first quarter 2011.

In 2011 and early 2012, the Company completed and progressed on both organic (internal growth) and inorganic (external growth through joint venture and acquisition) growth initiatives:

•
In the PCI segment, the Company completed several initiatives in 2011 to expand its non-phthalate plasticizer business, including the acquisitions of Sterling and Scandiflex do Brasil S.A. Indústrias Químicas ("Scandiflex").  The acquired Sterling idled plasticizer manufacturing unit is being retrofitted to produce non-phthalate plasticizers, with the first of two phases expected to be online in the first half of 2012.  The Company also plans to increase capacity of 2-ethyl hexanol in first half 2012 to support expected growth in the plasticizers, coatings, and fuel additive markets.

•
In the Specialty Plastics segment, the Company is adding another 30,000 metric tons of resin capacity at its facility in Kingsport, Tennessee for TritanTM copolyester polymer, which is expected to be operational in early 2012.  The Company is expanding its capacity for cyclohexane dimethanol ("CHDM"), a monomer used in the manufacture of copolyesters, in two phases with the first operational in fourth quarter 2011 and the second expected to be operational in first quarter 2012.  The Company is also expanding its cellulose triacetate capacity, with the new capacity expected to be operational in first quarter 2012.

•
In the CASPI segment, the Company completed an additional 20 percent expansion of its hydrogenated hydrocarbon resins manufacturing capacity in Middelburg, the Netherlands, and an additional 10 percent debottleneck of the hydrogenated hydrocarbon facility in Longview, Texas in 2011.  The Company also acquired Dynaloy, LLC ("Dynaloy") in 2011 as part of its electronic materials growth initiative.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

•	In the Fibers segment, in 2011 the Company entered into a joint venture for a 30,000 metric ton acetate tow manufacturing facility in China, expected to be operational in mid-2013.
•
The Company continues to explore and invest in research and development ("R&D") initiatives at a corporate level that are aligned with macro trends in sustainability, consumerism, and energy efficiency through high performance materials, advanced cellulosics, and environmentally-friendly chemistry.  These initiatives include the completion of a demonstration facility for market testing of acetylated wood, branded as Perennial WoodTM, in second half 2011 and commercial introduction in first quarter 2012 to select markets; the initial commercial introduction of the new Eastman CerfisTM technology, with anticipation that the application will be expanded nationwide by the end of 2012; and the announcement of the new EastmanTM microfiber technology.

•
On January 26, 2012, the Company entered into a definitive agreement to acquire Solutia Inc. ("Solutia"), a global leader in performance materials and specialty chemicals.  Under the terms of the agreement, Solutia stockholders will receive $22.00 in cash and 0.12 shares of Eastman common stock for each share of Solutia common stock, a total transaction value of approximately $4.7 billion, as of January 26, 2012, including the assumption of Solutia's debt.  The transaction remains subject to approval by Solutia's shareholders and receipt of required regulatory approvals as well as other customary closing conditions.  The transaction is expected to close in mid-2012.  The acquisition of Solutia is expected to:

o	broaden Eastman's global presence, particularly in Asia Pacific;
o	establish a combined platform with extensive organic growth opportunities through complementary technologies and business capabilities and an overlap of key end-markets; and
o	expand Eastman's portfolio of sustainable products.

In first quarter 2011, the Company completed the sale of the PET business, related assets at the Columbia, South Carolina site, and technology of its Performance Polymers segment. The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations in accordance with GAAP.  The total cash proceeds of the transaction were $615 million.

RESULTS OF OPERATIONS

The Company's results of operations as presented in the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report are summarized and analyzed below.

SUMMARY OF CONSOLIDATED RESULTS

	2011 Compared to 2010			2010 Compared to 2009
(Dollars in millions)	2011	2010	%	2010	2009	%

Sales	$7,178	$5,842	23%	$5,842	$4,396	33%
Volume effect			7%			19%
Price effect			14%			10%
Product mix effect			2%			4%
Exchange rate effect			--%			--%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

2011 Compared to 2010

Sales revenue for 2011 compared to 2010 increased $1.3 billion.  The increase was primarily due to higher selling prices in all segments (particularly in the PCI segment) and higher sales volume primarily in the PCI segment.  The higher selling prices were in response to higher raw material and energy costs, primarily for propane, paraxylene, and wood pulp.  The higher sales volume was primarily due to growth in PCI segment plasticizer product lines, the fourth quarter 2010 restart of a previously idled olefins cracking unit at the Longview, Texas facility, and strengthened end-use demand primarily for CASPI segment products.  The increase was also due to growth initiatives including the increased utilization of the Korean acetate tow manufacturing facility and the Eastman TritanTM copolyester resin manufacturing line, and the acquisition of the Genovique plasticizer product lines.

2010 Compared to 2009

Sales revenue for 2010 compared to 2009 increased $1.4 billion.  The sales revenue increase was primarily due to higher sales volume in all segments attributed to improved end-use demand in packaging, durable goods, and other markets, in part due to the recovery in the global economy, as well as the positive impact of growth initiatives.  Sales revenue increases were also due to higher selling prices in response to higher raw material and energy costs, primarily in the PCI and CASPI segments.

	2011 Compared to 2010			2010 Compared to 2009
(Dollars in millions)	2011	2010	Change	2010	2009	Change

Gross Profit	$1,569	$1,459	8%	$1,459	$976	49%
As a percentage of sales	22%	25%		25%	22%

Mark-to-market pension and other postretirement benefit adjustments	119	43		43	74

Gross Profit excluding item	$1,688	$1,502	12%	$1,502	$1,050	43%
As a percentage of sales	24%	26%		26%	24%

2011 Compared to 2010

Gross profit for 2011 increased compared with 2010 in all segments.  Gross profit increased primarily due to higher selling prices more than offseting higher raw material and energy costs by approximately $120 million, and higher sales volume and increased capacity utilization, which led to lower unit costs, particularly in the first half of the year.  Gross profit in 2011 included $17 million of costs from an unplanned outage of an olefins cracking unit at the Longview, Texas facility.  Gross profit as a percentage of sales for 2011 decreased compared with 2010 primarily due to selling prices increasing 14 percent while raw material and energy costs increased 32 percent.

2010 Compared to 2009

Gross profit and gross profit as a percentage of sales for 2010 increased compared with 2009 in all segments.  The increase was due to higher sales volume and lower unit costs from higher capacity utilization of approximately $250 million.  In addition, higher selling prices more than offset higher raw material and energy costs by approximately $100 million.  Gross profit in 2010 also included $12 million from acetyl license revenue.  In first quarter 2010, the Company experienced a power outage at its Longview, Texas manufacturing facility.  Costs related to the outage were mostly offset by the settlement of the related insurance claim.  Gross profit in 2009 included approximately $20 million in costs related to the reconfiguration of the Longview, Texas facility.  The reconfiguration costs impacted the PCI and CASPI segments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

	2011 Compared to 2010			2010 Compared to 2009
(Dollars in millions)	2011	2010	Change	2010	2009	Change

Selling, General and Administrative Expenses	$481	$434	11%	$434	$379	15%
Research and Development Expenses	159	152	5%	152	125	22%
	$640	$586	9%	$586	$504	16%
As a percentage of sales	9%	10%		10%	11%

Mark-to-market pension and other postretirement benefit adjustments	25	10		10	17

Selling, General and Administrative Expenses and Research and Development Expenses excluding item	$665	$596	12%	$596	$521	14%
As a percentage of sales	9%	10%		10%	12%

2011 Compared to 2010

Selling, general and administrative expenses increased in 2011 compared to 2010 primarily due to increased compensation expense and higher costs of growth and business development initiatives.

Research and development expenses increased in 2011 compared to 2010 primarily due to higher R&D expenses for growth initiatives.

2010 Compared to 2009

Selling, general and administrative expenses increased for 2010 compared to 2009 primarily due to increased performance-based compensation expense and higher discretionary spending, including expenses for growth initiatives.

Research and development expenses increased for 2010 compared to 2009 primarily due to higher R&D expenses for growth initiatives.

Asset Impairments and Restructuring Charges (Gains), Net

In 2011, asset impairments and restructuring charges and gains were net gains of $8 million.  A gain of $15 million was recognized from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project and restructuring charges of $7 million were primarily for severance associated with the acquisition and integration of Sterling.

In 2010, asset impairments and restructuring charges and gains were net charges of $29 million and consisted primarily of severance and pension curtailment charges and an intangible asset impairment.  Severance charges of $18 million included $15 million for the previously announced voluntary separation program in fourth quarter 2010 and $3 million primarily for severance associated with the acquisition and integration of Genovique in second quarter 2010.  Restructuring charges of $2 million for pension curtailment are also related to the voluntary separation program in fourth quarter 2010.  The intangible asset impairment of $8 million resulted from an environmental regulatory change impacting air emission credits remaining from the previously discontinued Beaumont, Texas industrial gasification project in fourth quarter 2010.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

In 2009, asset impairments and restructuring charges and gains were net charges of $196 million and consisted of $179 million in asset impairments related to the Company's previously announced discontinuance of its Beaumont, Texas industrial gasification project and $19 million, net, for severance resulting from a reduction in force.

For more information regarding asset impairments and restructuring charges and gains, primarily related to recent strategic decisions and actions, see Note 19, "Asset Impairments and Restructuring Charges (Gains), Net", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

Operating Earnings
	2011 Compared to 2010			2010 Compared to 2009
(Dollars in millions)	2011	2010	Change	2010	2009	Change

Operating earnings	$937	$844	11%	$844	$276	>100%
Asset impairments and restructuring charges (gains), net	(8)	29		29	196
Mark-to-market pension and other postretirement benefit adjustments	144	53		53	91
Operating earnings excluding items	$1,073	$926	16%	$926	$563	64%

Net Interest Expense
	2011 Compared to 2010				2010 Compared to 2009
(Dollars in millions)	2011	2010	Change		2010	2009	Change

Gross interest costs	$92	$108			$108	$99
Less: Capitalized interest	9	3			3	14
Interest expense	83	105	(21	) %	105	85	24%
Interest income	7	6			6	7
Net interest expense	$76	$99	(23	) %	$99	$78	27%

2011 Compared to 2010

Net interest expense decreased $23 million in 2011 compared to 2010 primarily due to lower borrowing costs resulting from the debt restructuring in fourth quarter 2010 and higher capitalized interest resulting from higher capital spending.

For 2012, the Company expects net interest expense to remain consistent with 2011, excluding the expected impact of the acquisition of Solutia.

2010 Compared to 2009

Net interest expense increased $21 million in 2010 compared to 2009 primarily due to lower capitalized interest resulting from lower capital spending and higher average borrowings.

Early Debt Extinguishment Costs

During fourth quarter 2010, the Company completed a public debt restructuring comprised of the sale of $500 million aggregate principal amount of new debt securities with maturities five and ten years from issuance and the early repayment of $500 million aggregate principal amount of outstanding debt securities.  The debt restructuring allowed the Company to favorably adjust its debt maturities and reduce future interest costs on its long-term debt.  The early repayment of debt resulted in a charge of $115 million, net.  For additional information regarding the early extinguishment costs, see Note 12, "Early Debt Extinguishment Costs", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Other Charges (Income), Net

(Dollars in millions)	2011	2010	2009

Foreign exchange transaction (gains) losses, net	$(2)	$8	$5
Investment (gains) losses, net	(16)	(1)	5
Other, net	(1)	5	3
Other charges (income), net	$(19)	$12	$13

Included in other charges (income), net are gains or losses on foreign exchange transactions, results from equity investments, gains or losses on business venture investments, gains from the sale of non-operating assets, certain litigation costs, fees on securitized receivables, other non-operating income, and other miscellaneous items.  Investment gains in 2011 included increased earnings from the Nanjing, China joint venture and sales of business venture investments.

Provision for Income Taxes from Continuing Operations

	2011 Compared to 2010			2010 Compared to 2009
(Dollars in millions)	2011	2010	Change	2010	2009	Change

Provision for income taxes from continuing operations	$274	$202	36%	$202	$74	>100%
Effective tax rate	31%	33%		33%	40%

The 2011 effective tax rate reflects an $8 million tax benefit recognized due to an increased level of capital investment which qualified for additional state tax credits.

The 2010 effective tax rate reflected a $9 million tax charge associated with a nondeductible, early distribution under the executive deferred compensation plan of previously earned compensation as a result of certain participants electing early withdrawal.

The 2009 effective tax rate reflected an $11 million tax charge associated with the recapture of gasification investment tax credits, a $7 million tax charge associated with a change in accounting method for tax purposes to accelerate timing of deductions for manufacturing repairs expense and a $5 million tax benefit from the reversal of tax reserves due to the expiration of the relevant statute of limitations.

The Company expects its effective tax rate in 2012 will be approximately 33 percent, excluding the expected impact of the acquisition of Solutia.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Earnings from Continuing Operations and Diluted Earnings per Share

	2011		2010		2009
(Dollars in millions, except per share amounts)	$	EPS	$	EPS	$	EPS

Earnings from continuing operations	$606	$4.24	$416	$2.81	$111	$0.76
Asset impairments and restructuring charges (gains), net of tax	(5)	(0.03)	18	0.12	127	0.86
Mark-to-market pension and other postretirement benefit adjustments, net of tax	88	0.60	31	0.22	56	0.39
Early debt extinguishment costs, net of tax	--	--	71	0.48	--	--
Earnings from continuing operations excluding items	$689	$4.81	$536	$3.63	$294	$2.01

Net Earnings and Diluted Earnings per Share

	2011		2010		2009
(Dollars in millions, except per share amounts)	$	EPS	$	EPS	$	EPS

Earnings from continuing operations	$606	$4.24	$416	$2.81	$111	$0.76
Earnings (loss) from discontinued operations, net of tax	9	0.07	9	0.07	(22)	(0.15)
Gain from disposal of discontinued operations, net of tax	31	0.21	--	--	--	--
Net earnings	$646	$4.52	$425	$2.88	$89	$0.61

Earnings of $9 million and $9 million and a loss of $22 million, net of tax in 2011, 2010, and 2009, respectively, resulted from discontinued operations of the PET business of the Performance Polymers segment.  Corporate costs which were allocated to the Performance Polymers segment have been reallocated to other segments in the Company's financial statements.  For additional information, see Note 4, "Discontinued Operations and Assets Held for Sale", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

SUMMARY BY OPERATING SEGMENT

The Company's products and operations are currently managed and reported in four reportable operating segments, consisting of the CASPI segment, the Fibers segment, the PCI segment, and the Specialty Plastics segment.  For additional information concerning the Company's operating businesses and products, see Note 23, "Segment Information", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

In first quarter 2011, the Company completed the sale of the PET business, related assets at the Columbia, South Carolina site, and technology of its Performance Polymers segment. The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations in accordance with GAAP.  For additional information, see Note 4, "Discontinued Operations and Assets Held for Sale", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

Sales revenue and expenses not identifiable to an operating segment are not included in segment operating results for either of the periods presented and are shown in Note 23, "Segment Information", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report, as "other" sales revenue and operating losses.  As discussed in Note 23, these "other" operating losses are $222 million, $154 million, and $354 million in 2011, 2010, and 2009, respectively.  Included in 2011 is a $15 million gain from the sale of the previously impaired methanol and ammonia assets related to the terminated Beaumont, Texas industrial gasification project.  Included in 2010 and 2009 are $8 million and $179 million, respectively, in asset impairments related to the discontinuance of its Beaumont, Texas industrial gasification project.  Included in 2011, 2010, and 2009 are $144 million, $53 million, and $91 million, respectively, in MTM adjustments for pension and OPEB plans actuarial net losses.

CASPI Segment
	2011 Compared to 2010				2010 Compared to 2009
			Change				Change
(Dollars in millions)	2011	2010	$	%	2010	2009	$	%

Sales	$1,844	$1,574	$270	17%	$1,574	$1,217	$357	29%
Volume effect			79	5%			198	16%
Price effect			197	13%			122	10%
Product mix effect			(11)	(1)%			43	4%
Exchange rate effect			5	--%			(6)	(1)%

Operating earnings	354	312	42	13%	312	239	73	31%

Asset impairments and restructuring charges (gains), net	--	6	(6)		6	3	3

Operating earnings excluding asset impairments and restructuring charges (gains), net	354	318	36	11%	318	242	76	31%

2011 Compared to 2010

Sales revenue for 2011 increased compared to 2010 primarily due to higher selling prices and higher sales volume.  The higher selling prices were in response to higher raw material and energy costs and were also attributed to strengthened demand, particularly in the U.S., and tight industry supply particularly in the first half of the year.  The higher sales volume was attributed primarily to strengthened end-use demand in the packaging, durable goods, and transportation markets, particularly in the U.S., and was in part enabled by recent Eastman capacity expansions.  Strengthened demand was primarily attributed to economic growth and contributed to tight industry supply as demand outpaced market capacity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Excluding restructuring charges, operating earnings increased in 2011 compared to 2010 primarily due to higher selling prices, higher sales volume, and the increased benefits from cracking propane to produce low-cost propylene, which more than offset higher raw material and energy costs.  In 2011, operating earnings included $5 million of costs from the unplanned outage of an olefins cracking unit.  The restructuring charges for 2010 reflect the segment's portion of severance charges.

2010 Compared to 2009

Sales revenue for 2010 increased compared to 2009 primarily due to higher sales volume and higher selling prices.  The higher sales volume was attributed to strengthened end-use demand in the packaging and transportation markets primarily in the Europe, Middle East, and Africa and the United States and Canada regions, in part due to the recovery in the global economy, and the positive impact of growth initiatives, including the hydrogenated hydrocarbon resins manufacturing capacity expansion in Middelburg, the Netherlands which was completed in fourth quarter 2009.  The higher selling prices were primarily in response to higher raw material and energy costs, particularly for propane.

Excluding restructuring charges, operating earnings for 2010 increased compared to 2009 primarily due to higher sales volume, higher capacity utilization, which led to lower unit costs, and higher selling prices, which more than offset higher raw material and energy costs.  Operating earnings in 2009 included approximately $5 million in costs related to the reconfiguration of the Longview, Texas facility.  The restructuring charges for 2010 and 2009 reflect the segment's portion of severance charges.

Growth Initiatives

The Company is progressing on both organic and inorganic growth initiatives in the CASPI segment.  The segment is meeting growing demand for specialty hydrocarbon resins by completing two capacity expansions in 2011: an additional expansion in Middelburg, the Netherlands and a debottleneck in Longview, Texas.  In 2011, CASPI expanded its presence in the electronic materials market through the acquisition of Dynaloy and its formulated cleaners business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Fibers Segment
	2011 Compared to 2010				2010 Compared to 2009
			Change				Change
(Dollars in millions)	2011	2010	$	%	2010	2009	$	%

Sales	$1,279	$1,142	$137	12%	$1,142	$1,032	$110	11%
Volume effect			35	3%			61	6%
Price effect			46	4%			4	--%
Product mix effect			55	5%			46	5%
Exchange rate effect			1	--%			(1)	--%

Operating earnings	365	339	26	8%	339	308	31	10%

Asset impairments and restructuring charges (gains), net	--	3	(3)		3	4	(1)

Operating earnings excluding asset impairments and restructuring charges (gains), net	365	342	23	7%	342	312	30	10%

2011 Compared to 2010

Sales revenue for 2011 increased compared to 2010 primarily due to a favorable shift in product mix, higher selling prices, and higher sales volume.  The favorable shift in product mix was mainly due to higher acetate tow sales volume resulting from increased utilization of the recently completed acetate tow manufacturing facility in Korea.  The higher selling prices were in response to higher raw material and energy costs, particularly for wood pulp.

Excluding restructuring charges, operating earnings for 2011 increased compared to 2010 primarily due to higher acetate tow sales volume in Asia Pacific and Europe and higher selling prices, partially offset by higher raw material and energy costs.  Higher acetate tow sales volume in Europe was enabled by the Korean capacity expansion, which allowed the Company to reallocate its global product supply to European markets.  The restructuring charges for 2010 reflect the segment's portion of severance charges.

2010 Compared to 2009

Sales revenue for 2010 increased compared to 2009 primarily due to higher sales volume and a favorable shift in product mix.  The higher sales volume and favorable shift in product mix were due to higher sales volume of acetate tow and of acetate yarn, both attributed to strengthened demand due to the global economic recovery.

Excluding restructuring charges, operating earnings for 2010 increased compared to 2009 primarily due to higher sales volume for acetate tow and acetate yarn, improved acetyl stream capacity utilization and a favorable shift in product mix.  The restructuring charges for 2010 and 2009 reflect the segment's portion of severance charges.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Growth Initiatives

The Company has entered into a joint venture for a 30,000 metric ton acetate tow manufacturing facility in China.  The facility is expected to be operational in mid-2013.  Eastman has 45 percent ownership of the joint venture and expects to provide 100 percent of the acetate flake raw material to the joint venture from the Company's manufacturing facility in Kingsport.

During first quarter 2010, the Company completed the acquisition of and commenced production at the Korean acetate tow manufacturing facility.  The facility was operating at full production beginning in fourth quarter 2010.

PCI Segment
	2011 Compared to 2010				2010 Compared to 2009
			Change				Change
(Dollars in millions)	2011	2010	$	%	2010	2009	$	%

Sales	$2,860	$2,083	$777	37%	$2,083	$1,398	$685	49%
Volume effect			289	14%			333	24%
Price effect			392	19%			295	21%
Product mix effect			89	4%			58	4%
Exchange rate effect			7	--%			(1)	--%

Operating earnings	315	244	71	29%	244	59	185	>100%

Asset impairments and restructuring charges (gains), net	7	7	--		7	6	1

Operating earnings excluding asset impairments and restructuring charges (gains), net	322	251	71	28%	251	65	186	>100%

2011 Compared to 2010

Sales revenue for 2011 increased compared to 2010 primarily due to higher selling prices and higher sales volume.  The increased selling prices were in response to higher raw material and energy costs, particularly for feedstocks, paraxylene, and propylene, and also attributed to strengthened demand in North America and tight industry supply, particularly for olefin-derivative product lines due to recovering economic conditions in the first half of the year.  Greater than 90 percent of the higher sales volume was due to growth in plasticizer product lines, which included the acquired Genovique plasticizer product lines, particularly in North America and Europe, and the restart of the previously idled Longview, Texas olefins cracking unit.  In addition to recovering economic conditions, the growth in plasticizer product lines was aided by changing government regulations and consumer shifts to non-phthlate plasticizers that serve high growth markets.

Excluding restructuring charges, operating earnings in 2011 increased compared to 2010 due to higher selling prices, higher sales volume, and the increased benefits from cracking propane to produce low-cost propylene, which more than offset higher raw material and energy costs.  The United States and Canada region operating earnings increased 56 percent.  In 2011, operating earnings included $8 million from the acetyl technology license and costs of $11 million from the unplanned outage of an olefins cracking unit at the Longview, Texas facility.  In 2010, operating earnings included $12 million from the acetyl technology license.  In 2011, operating earnings included $7 million in restructuring charges, primarily for severance associated with the acquisition and integration of Sterling.  In 2010, the restructuring charges reflect the segment's portion of severance charges.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

2010 Compared to 2009

Sales revenue for 2010 increased compared to 2009 primarily due to higher sales volume and higher selling prices.  The higher sales volume included growth in plasticizer product lines, both in heritage products as well as in product lines added with the acquisition of Genovique plasticizer product lines, and also attributed to strengthened end-use demand due to the global economic recovery.  The higher selling prices were in response to higher raw material and energy costs.

Excluding restructuring charges, operating earnings in 2010 increased compared to 2009 due to higher selling prices more than offsetting higher raw material and energy costs, higher sales volume, and increased capacity utilization which led to lower unit costs.  Operating earnings in 2010 also included $12 million from acetyl license revenue.  The restructuring charges for 2010 and 2009 reflect the segment's portion of severance charges.  Operating results in 2009 included approximately $15 million in costs related to the reconfiguration of the Longview, Texas facility.

Growth Initiatives

The Company completed several initiatives to expand its non-phthalate plasticizer business, including the acquisitions of Sterling and Scandiflex in 2011 and Genovique in 2010.  In third quarter 2011, the Company acquired Sterling, a single site North American petrochemical producer.  The acquisition of Sterling will allow an idled plasticizer unit to be retrofitted to produce non-phthalate plasticizers, with the first of two phases expected to be online in the first half of 2012 and the second phase to be determined at a later date based on demand.  Also, in third quarter 2011, the Company acquired Scandiflex, a manufacturer of plasticizers located in São Paulo, Brazil.  In second quarter 2010, the Company acquired Genovique, a global producer of specialty non-phthalate plasticizers for water-based adhesives and other applications.  The acquisitions of Sterling and Scandiflex in 2011 and Genovique in 2010 added to the Company's portfolio of non-phthalate plasticizers that serve high growth markets.  The Company also plans to increase capacity of 2-ethyl hexanol in first half 2012 to support expected growth in the plasticizers, coatings, and fuel additive markets.

To further improve its competitive cost position over purchasing olefins in the North American market, the Company restarted a previously idled cracking unit at the Longview, Texas facility in 2010.  This restart was prompted by a favorable shift in market conditions for olefins raw materials that is expected to continue over the next several years.  The Company has three operating cracking units as well as a fourth cracking unit which is currently shutdown.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Specialty Plastics Segment
	2011 Compared to 2010				2010 Compared to 2009
			Change				Change
(Dollars in millions)	2011	2010	$	%	2010	2009	$	%

Sales	$1,195	$1,043	$152	15%	$1,043	$749	$294	39%
Volume effect			(23)	(2)%			240	32%
Price effect			161	16%			14	2%
Product mix effect			11	1%			37	5%
Exchange rate effect			3	--%			3	--%

Operating earnings	125	103	22	21%	103	24	79	>100%

Asset impairments and restructuring charges (gains), net	--	5	(5)		5	4	1

Operating earnings excluding asset impairments and restructuring charges (gains), net	125	108	17	16%	108	28	80	>100%

2011 Compared to 2010

Sales revenue for 2011 increased compared to 2010 primarily due to higher selling prices.  Selling prices increased primarily in response to higher raw material and energy costs, particularly for paraxylene.  Slightly lower sales volume was attributed to weakened demand for copolyester product lines, particularly in packaging and consumer durable goods end markets, and some customer shift to other plastic materials that do not use paraxylene as a raw material.

Excluding restructuring charges, operating earnings for 2011 increased compared to 2010 primarily due to higher selling prices more than offsetting higher raw material and energy costs and the positive impact of the Eastman Tritan™ copolyester growth initiative.  Restructuring charges for 2010 reflect the segment's portion of severance charges.

2010 Compared to 2009

Sales revenue for 2010 increased compared to 2009 primarily due to higher sales volume.  The higher sales volume was attributed to improved end-use demand across all markets, in part due to the global economic recovery, as well as the positive impact of growth initiatives for core copolyesters and the TritanTM copolyester product lines.

Excluding restructuring charges, operating earnings for 2010 increased compared to 2009 primarily due to higher sales volume, resulting in higher capacity utilization and lower unit costs.  The restructuring charges for 2010 and 2009 reflect the segment's portion of severance charges.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Growth Initiatives

The Company is adding another 30,000 metric tons of resin capacity at its facility in Kingsport, Tennessee for TritanTM copolyester polymer, which is expected to be operational in early 2012.  The Company is expanding its capacity for CHDM, a monomer used in the manufacture of copolyesters, in two phases with the first operational in fourth quarter 2011 and the second expected to be operational in first quarter 2012.  The Company is also expanding its cellulose triacetate capacity, with the new capacity expected to be operational in first quarter 2012.  Eastman expects that the overall segment decrease in sales volume, particularly in second half 2011, is a temporary slowdown and expects growth to resume in the long-term.

The monomer manufacturing facility and the first Eastman TritanTM copolyester resin manufacturing line in Kingsport, Tennessee commenced production in first quarter 2010.

SUMMARY BY CUSTOMER LOCATION – 2011 COMPARED WITH 2010

Sales Revenue
(Dollars in millions)	2011	2010	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	$3,824	$2,957	29%	10%	17%	2%	--%
Asia Pacific	1,681	1,446	16%	2%	10%	4%	--%
Europe, Middle East, and Africa	1,352	1,150	18%	5%	11%	1%	1%
Latin America	321	289	11%	(2)%	12%	1%	--%
	$7,178	$5,842	23%	7%	14%	2%	--%

Sales revenue in the United States and Canada increased in 2011 compared to 2010 primarily due to higher selling prices and higher sales volume, particularly in the PCI segment.

Sales revenue in Asia Pacific increased in 2011 compared to 2010 primarily due to higher selling prices in all segments, and a favorable shift in product mix and higher sales volume, primarily in the Fibers segment.  The sales volume increase was less than other regions due to lower sales volume in the Specialty Plastics segment offsetting increases in the other segments.

Sales revenue in Europe, Middle East, and Africa increased in 2011 compared to 2010 primarily due to higher selling prices in all segments and higher sales volume, particularly in the PCI segment.

Sales revenue in Latin America increased in 2011 compared to 2010 primarily due to higher selling prices, particularly in the PCI and CASPI segments.  Lower sales volume was primarily due to sales being directed to other regions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

With a substantial portion of sales to customers outside the United States, Eastman is subject to the risks associated with operating in international markets.  To mitigate its exchange rate risks, the Company frequently seeks to negotiate payment terms in U.S. dollars or euros.  In addition, where it deems such actions advisable, the Company engages in foreign currency hedging transactions and requires letters of credit and prepayment for shipments where its assessment of individual customer and country risks indicates their use is appropriate.  For additional information concerning these practices, see Note 13, "Derivatives", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report and Part II, Item 7A--"Quantitative and Qualitative Disclosures About Market Risk" of the 2011 Form 10-K.

SUMMARY BY CUSTOMER LOCATION – 2010 COMPARED WITH 2009

Sales Revenue
(Dollars in millions)	2010	2009	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	$2,957	$2,252	31%	19%	12%	--%	--%
Asia Pacific	1,446	1,062	36%	18%	10%	7%	1%
Europe, Middle East, and Africa	1,150	835	38%	23%	5%	12%	(2)%
Latin America	289	247	17%	9%	7%	1%	--%
	$5,842	$4,396	33%	19%	10%	4%	--%

Sales revenue in the United States and Canada increased in 2010 compared to 2009 primarily due to higher sales volumes in all segments, particularly the PCI segment, and higher selling prices in all segments except the Fibers segment.

Sales revenue in Asia Pacific increased in 2010 compared to 2009 primarily due to higher sales volume particularly in the Specialty Plastics segments, higher selling prices in all segments, and a favorable shift in product mix in all segments.

Sales revenue in Europe, Middle East, and Africa increased in 2010 compared to 2009 primarily due to higher sales volume and a favorable shift in product mix in all segments.  The region had minimal price effect change compared to other regions due to fewer sales from commodity product lines.

Sales revenue in Latin America increased in 2010 compared to 2009 primarily due to higher sales volume and higher selling prices in all segments.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY, CAPITAL RESOURCES, AND OTHER FINANCIAL INFORMATION

Cash Flows

(Dollars in millions)	2011	2010	2009
Net cash provided by (used in):
Operating activities	$625	$575	$758
Investing activities	(142)	(442)	(369)
Financing activities	(423)	(411)	18
Effect of exchange rate changes on cash and cash equivalents	1	1	(1)
Net change in cash and cash equivalents	$61	$(277)	$406

Cash and cash equivalents at end of period	$577	$516	$793

Cash provided by operating activities increased $50 million in 2011 compared with 2010 and included a $110 million tax payment for the tax gain on the sale of the PET business completed in first quarter 2011 and a $200 million impact for the adoption of amended accounting guidance for transfers of financial assets which impacts the financial statement presentation for activity under the Company's accounts receivable securitization program in 2010.  In addition, cash provided by operating activities in 2011 was impacted by an increase in working capital and higher cash payments for employee pension and incentive pay plans during the year, which were partially offset by higher net earnings.  Working capital increased primarily due to increased inventory primarily as a result of increased raw material costs, increased accounts receivable primarily due to increased sales revenue, and decreased accounts payable primarily due to decreased raw material purchases due to lower sales volume near year-end.

Cash provided by operating activities decreased $183 million, including a $200 million negative impact from the adoption of amended accounting guidance for transfers of financial assets, which impacts the financial statement presentation of activity under the Company's accounts receivable securitization program in 2010.  In addition, cash provided by operating activities in 2010 was impacted by significantly higher net earnings, offset by an increase in working capital and the inclusion in operating cash flow in 2009 of a benefit generated by a change in the tax method for capitalizing assets.  Working capital increased due to increased trade receivables primarily attributed to strong sales revenues throughout the year and increased inventories due to higher quantities attributed to improved demand for the Company's products and higher costs.  Both the increase in receivables and inventory were partially offset by an increase in accounts payable driven by a higher level of purchasing activity.

Cash used in investing activities decreased $300 million in 2011.  The decrease was primarily related to the receipt of $615 million from the sale of the PET business offsetting investment of $200 million in short-term time deposits having staggered maturities between three and ten months at the investment date and higher capital expenditures, as well as slightly lower payments for acquisitions and investments in joint ventures.  Cash used for additions to properties and equipment was $457 million in 2011 and $243 million in 2010.

Cash used in investing activities increased $73 million in 2010.  The increase was primarily related to higher cash outflows for acquisitions and investments in joint ventures, including the acquisition of Genovique and the Korean acetate tow facility, which more than offset lower capital expenditures.  Cash used for additions to properties and equipment was $243 million in 2010 and $310 million in 2009.

Cash used in financing activities increased $12 million in 2011.  Higher cash outflows for share repurchases and dividends and lower proceeds from borrowings and stock option exercises and other items were mostly offset by significantly lower cash outflows for repayment of borrowings.  The payment of dividends ($136 million in 2011 and $127 million in 2010) is also reflected in financing activities in all periods.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The increase in cash used in financing activities of $429 million in 2010 was primarily related to higher cash outflows for repayment of borrowings, including for early repayment of $500 million principal amount of outstanding long term debt, and share repurchases, which more than offset higher cash receipts for proceeds from borrowings and proceeds from stock option exercises and other items.  The payment of dividends ($127 million in 2010 and $128 million in 2009) is also reflected in financing activities in all periods.

Excluding the expected impact of the acquisition of Solutia, in 2012, the Company expects capital expenditures of between $400 million and $425 million and U.S. defined benefit pension plan funding of $100 million.  Assuming the acquisition of Solutia mid-2012, the priorities for uses of available cash in 2012 are expected to be payment of the quarterly cash dividend, repayment of debt, pension funding, and funding targeted growth initiatives.

Liquidity

The Company had cash and cash equivalents and short-term time deposits as follows:

		December 31,
(Dollars in millions)	2011	2010	2009
Cash and cash equivalents	$577	$516	$793
Short-term time deposits	200	--	--

Total cash and cash equivalents and short-term time deposits (1)	$777	$516	$793

(1)	Cash and cash equivalents and short-term time deposits are primarily held in the United States.

In addition, at December 31, 2011, the Company had access to the sources of liquidity described below.

In December 2011, the Company entered into a $750 million revolving credit agreement (the "Credit Facility") expiring December 2016.  The Credit Facility replaces, and has terms substantially similar to, the $700 million revolving credit agreement entered into in April 2006 (the "Prior Credit Facility") which was terminated concurrently with the entry into the Credit Facility.  Borrowings under the Credit Facility are subject to interest at varying spreads above quoted market rates and a commitment fee is paid on the total unused commitment.  At December 31, 2011, the Company had no outstanding borrowings under the Credit Facility, and at December 31, 2010, the Company had no outstanding borrowings under the Prior Credit Facility.

The Credit Facility provides liquidity support for commercial paper borrowings and general corporate purposes.  Accordingly, any outstanding commercial paper borrowings reduce capacity for borrowings available under the Credit Facility.  Given the expiration date of the Credit Facility, any commercial paper borrowings supported by the Credit Facility are classified as long-term borrowings because the Company has the ability and intent to refinance such borrowings on a long-term basis.

Additionally, at December 31, 2011, the Company also had a $200 million line of credit under its annually renewable accounts receivable securitization agreement ("A/R Facility").  The A/R Facility was renewed in July 2011.  Borrowings under the A/R Facility are subject to interest rates based on a spread over the lender's borrowing costs, and the Company pays a fee to maintain availability of the A/R Facility.  At December 31, 2011, the Company had no outstanding borrowings under the A/R Facility.  For more information, see Note 11, "Borrowings" and Note 15, "Commitments", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

The Credit Facility and the A/R Facility contain a number of customary covenants and events of default, including the maintenance of certain financial ratios.  The Company was in compliance with all such covenants for all periods presented.  In addition, the entire amount of these facilities was available without violating applicable covenants as of December 31, 2011.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

During fourth quarter 2010, the Company completed a public debt restructuring comprised of the sale of $500 million aggregate principal amount of new five and ten year debt securities and the early repayment of $500 million aggregate principal amount of outstanding debt securities.  The debt restructuring allowed the Company to favorably adjust its debt maturities and reduce future interest costs on its long-term debt.  The early repayment of debt resulted in a charge of $115 million, net.  See Note 11, "Borrowings" and Note 12, "Early Debt Extinguishment Costs", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report for further information regarding debt issuance and extinguishment.

For more information regarding interest rates, see Note 11, "Borrowings", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

In 2011, 2010, and 2009 the Company made $102 million, $35 million, and $181 million, respectively, in contributions to its U.S. defined benefit pension plans.  The Company expects to make total cash contributions of $100 million to its U.S. defined benefit pension plans in 2012, of which $70 million is the minimum required cash contribution under the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended.  Excess contributions made in 2011 and those anticipated for 2012 are made in order to keep the plans' funded status above 80 percent under the Pension Protection Act in order to avoid partial benefit restrictions on accelerated forms of payment.

Cash flows from operations, cash and cash equivalents, short-term time deposits, and the other sources of liquidity described above are expected to be available and sufficient to meet foreseeable cash flow requirements.  However, the Company's cash flows from operations can be affected by numerous factors including risks associated with global operations, raw material availability and cost, demand for and pricing of Eastman's products, capacity utilization, and other factors described under "Forward-Looking Statements and Risk Factors" below.  The Company believes maintaining a financial profile consistent with an investment grade company is important to its long term strategic and financial flexibility.

On January 26, 2012, in connection with its entry into a definitive agreement to acquire Solutia and in order to fund a portion of the purchase price for the acquisition, the Company entered into an agreement with lenders which contains commitments for a $3.5 billion senior unsecured bridge term loan facility and sets out the principal terms of a senior unsecured term loan facility for up to $1.25 billion, with any commitments in respect of the term loan facility reducing on a dollar-for-dollar basis commitments under the bridge term loan facility.  Final terms of this financing will be contained in definitive agreements relating to such indebtedness.

Capital Expenditures

Capital expenditures were $457 million, $243 million, and $310 million for 2011, 2010, and 2009, respectively.  Discretionary spending on certain capital projects was deferred in late 2009 in response to the global recession.  Capital expenditures remained at a level sufficient for required maintenance and certain strategic growth initiatives through first nine months 2010.  In fourth quarter 2010, the Company increased spending on discretionary infrastructure projects and certain strategic growth initiatives to $110 million which carried into 2011.  Capital expenditures in 2011 primarily increased due to organic growth initiatives, particularly in the Specialty Plastics, CASPI, and PCI segments.  Excluding the expected impact of the acquisition of Solutia, the Company expects that 2012 capital spending will be between $400 million and $425 million.

Excluding the expected impact of the acquisition of Solutia, the Company expects 2012 depreciation and amortization to be slightly higher than 2011 expenses of $273 million, primarily due to the completion of capacity expansions and a full year of depreciation on assets from 2011 acquisitions, including Sterling.

Other Commitments

At December 31, 2011, the Company's obligations related to outstanding indebtedness in the form of notes and debentures totaled approximately $1.6 billion to be paid over a period of approximately 15 years.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The Company had various purchase obligations at December 31, 2011 totaling approximately $1.4 billion over a period of approximately 15 years for materials, supplies and energy incident to the ordinary conduct of business.  The Company also had various lease commitments for property and equipment under cancelable, noncancelable, and month-to-month operating leases totaling $105 million over a period of several years.  Of the total lease commitments, approximately 10 percent relate to machinery and equipment, including computer and communications equipment and production equipment; approximately 60 percent relate to real property, including office space, storage facilities, and land; and approximately 30 percent relate to railcars.

In addition, the Company had other liabilities at December 31, 2011 totaling approximately $1.6 billion related primarily to pension, retiree medical, other post-employment obligations, and environmental reserves.

The obligations described above are summarized in the following table:

(Dollars in millions)	Payments Due for
Period	Notes and Debentures	Credit Facility Borrowings and Other	Interest Payable	Purchase Obligations	Operating Leases	Other Liabilities (a)	Total (b)

2012	$147	$6	$87	$276	$27	$270	$813
2013		--	81	264	20	51	416
2014	-	--	81	143	11	52	287
2015	250	--	82	137	8	56	533
2016		--	74	137	7	67	285
2017 and beyond	1,195	--	454	461	32	1,100	3,242
Total	$1,592	$6	$859	$1,418	$105	$1,596	$5,576

(a)
Amounts represent the current estimated cash payments to be made by the Company primarily for pension and other post-employment benefits and taxes payable in the periods indicated.  The amount and timing of such payments is dependent upon interest rates, health care cost trends, actual returns on plan assets, retirement and attrition rates of employees, continuation or modification of the benefit plans, and other factors.  Such factors can significantly impact the amount and timing of any future contributions by the Company.

(b)
Not included in the above table is the expected payment of approximately $2.7 billion in cash in order to complete the Solutia acquisition or any obligations to be assumed upon completion of the acquisition of Solutia.

Off Balance Sheet and Other Financing Arrangements

If certain operating leases are terminated by the Company, it has guaranteed a portion of the residual value loss, if any, incurred by the lessors in disposing of the related assets.  Under these operating leases, the residual value guarantees at December 31, 2011 totaled $184 million and consisted primarily of leases for railcars and company aircraft.  Leases with guarantee amounts totaling $139 million and $45 million will expire in 2012 and 2016 and beyond, respectively. The Company believes, based on current facts and circumstances, that the likelihood of a material payment pursuant to such guarantees is remote.

As described in Note 8, "Equity Investments", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report, Eastman has a 50 percent interest in and serves as the operating partner in Primester, a joint venture which manufactures cellulose acetate at Eastman's Kingsport, Tennessee plant.  This investment is accounted for under the equity method.  Eastman's net investment in the joint venture at December 31, 2011 and 2010 was approximately $28 million and $32 million, respectively, which was comprised of the recognized portion of the venture's accumulated deficits, long-term amounts owed to Primester, and a line of credit from Eastman to Primester.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The Company did not have any other material relationships with unconsolidated entities or financial partnerships, including special purpose entities, for the purpose of facilitating off-balance sheet arrangements with contractually narrow or limited purposes.  Thus, Eastman is not materially exposed to any financing, liquidity, market, or credit risk related to the above or any other such relationships.

The accounting guidance on consolidation of Variable Interest Entities ("VIEs") is effective for all VIEs or potential VIEs the Company is involved with on or after January 1, 2010.  This guidance amended the evaluation criteria to identify which entity has a controlling financial interest of a variable interest entity and requires ongoing reassessments.  The Company has evaluated its material contractual relationships under this guidance and has concluded that the entities involved in these relationships are not VIEs or, in the case of Primester, a joint venture that manufactures cellulose acetate at the Company's Kingsport, Tennessee plant, the Company has shared control of the VIE.  As such, the Company is not required to consolidate these entities.

Guarantees and claims also arise during the ordinary course of business from relationships with joint venture partners, suppliers, customers, and other parties when the Company undertakes an obligation to guarantee the performance of others, if specified triggering events occur.  Non-performance under a contract could trigger an obligation of the Company.  The Company's current other guarantees include guarantees relating primarily to intellectual property, environmental matters, and other indemnifications and have arisen through the normal course of business.  The ultimate effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists as to the final outcome of these claims, if they were to occur.  These other guarantees have terms of between 1 and 15 years with maximum potential future payments of approximately $80 million in the aggregate, with none of these guarantees individually significant to the Company's operating results, financial position, or liquidity.  The Company's current expectation is that future payment or performance related to non-performance under other guarantees is remote.

Treasury Stock

On October 3, 2011, the Company distributed a two-for-one split of the Company's common stock in the form of a 100 percent stock dividend.  For additional information, see Note 18, "Stockholders' Equity" to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

In October 2007, the Company's Board of Directors authorized $700 million for repurchase of the Company's outstanding common stock.  The Company completed the $700 million repurchase authorization in November 2010, acquiring a total of 22.4 million shares.

In August 2010, the Company's Board of Directors authorized $300 million for the repurchase of the Company's outstanding common.  The Company completed the $300 million repurchase authorization in June 2011, acquiring a total of 7.1 million shares.

In February 2011, the Company's Board of Directors authorized an additional repurchase of up to $300 million of the Company's outstanding common stock at such times, in such amounts, and on such terms, as determined to be in the best interests of the Company.  As of December 31, 2011, a total of 4,757,639 shares of common stock have been repurchased under this authorization for a total amount of approximately $202 million.

During 2011, the Company repurchased 7,258,031 shares of common stock for a cost of approximately $316 million.

Dividends

The Company's Board of Directors declared quarterly cash dividends of $0.235 per share in first and second quarters and $0.260 per share in third and fourth quarters 2011 for a total of $0.990 per share in 2011.  The Board of Directors declared quarterly cash dividends of $0.220 per share in first, second, and third quarters and $0.235 per share in fourth quarter 2010 for a total of $0.895 per share in 2010, and $0.220 per share for all quarters, for a total of $0.880 per share in 2009.  The Board of Directors has declared a cash dividend of $0.260 per share during the first quarter of 2012, payable on April 2, 2012 to stockholders of record on March 15, 2012.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

ENVIRONMENTAL

Certain Eastman manufacturing sites generate hazardous and nonhazardous wastes of which the treatment, storage, transportation, and disposal are regulated by various governmental agencies.  In connection with the cleanup of various hazardous waste sites, the Company, along with many other entities, has been designated a potentially responsible party ("PRP") by the U.S. Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act, which potentially subjects PRPs to joint and several liability for such cleanup costs.  In addition, the Company will be required to incur costs for environmental remediation and closure and postclosure under the Federal Resource Conservation and Recovery Act.  Reserves for environmental contingencies have been established in accordance with Eastman's policies as described in Note 1, "Significant Accounting Policies", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.  Because of expected sharing of costs, the availability of legal defenses, and the Company's preliminary assessment of actions that may be required management does not believe that the Company's liability for these environmental matters, individually or in the aggregate, will be material to the Company's consolidated financial position, results of operations or cash flows.

The Company accrues environmental remediation costs when it is probable that the Company has incurred a liability at a contaminated site and the amount can be reasonably estimated. When a single amount cannot be reasonably estimated but the cost can be estimated within a range, the Company accrues the minimum amount.  This undiscounted accrued amount reflects the Company's assumptions about remediation requirements at the contaminated site, the nature of the remedy, the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites, and the number and financial viability of other potentially responsible parties.  Changes in the estimates on which the accruals are based, unanticipated government enforcement action, or changes in health, safety, environmental, and chemical control regulations and testing requirements could result in higher or lower costs.  Estimated future environmental expenditures for remediation costs range from the minimum or best estimate of $11 million to the maximum of $29 million at December 31, 2011.

In addition to remediation activities, the Company establishes reserves for closure and postclosure costs associated with the environmental assets it maintains.  Environmental assets include but are not limited to waste management units, such as landfills, water treatment facilities, and ash ponds.  When these types of assets are constructed or installed, a reserve is established for the anticipated future costs associated with the closure of the asset based on its expected life and the applicable regulatory closure requirements.  These future expenses are charged into earnings over the estimated useful life of the assets.  The best estimate accrued to date over the facilities' estimated useful lives for asset retirement obligation costs is $28 million at December 31, 2011.

GAAP requires an entity to recognize a liability for a conditional asset retirement obligation ("CARO") when incurred if the liability can be reasonably estimated.  The Company has performed an examination of various asset categories as of December 31, 2011.  Although it may have CAROs at certain of its facilities, including, but not limited to, the potential for asbestos abatement activities, the Company is unable to determine potential settlement dates to be used in fair value calculations for estimating these obligations as a result of an absence of plans or expectations to undertake a major renovation or demolition project that would require the removal of asbestos.  The Company continues to monitor these conditional obligations, as well as any new ones that may develop, and will record reserves associated with them when and to the extent that more detailed information becomes available concerning applicable retirement costs.  The recorded obligations did not have a material impact on its consolidated financial position, results of operations and cash flows.

Reserves related to environmental asset retirement obligations accounted for approximately 75 percent of the total environmental reserve at December 31, 2011.  Currently, the Company's environmental assets are expected to reach the end of their useful lives at different times over the next 50 years.  If the Company was to invest in numerous new environmental assets, or, these assets were to require closure a significant number of years before the Company anticipated they would, the amortization on them would increase, and could have a material negative impact on the Company's financial condition and results of operations.  The Company views the likelihood of this occurrence to be remote, and does not anticipate, based on its past experience with this type of planned remediation, that an additional accrual related to environmental assets will be necessary.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The Company's cash expenditures related to environmental protection and improvement were $219 million, $200 million, and $173 million in 2011, 2010, and 2009, respectively.  These amounts were primarily for operating costs associated with environmental protection equipment and facilities, but also included $35 million in expenditures for engineering and construction in 2011.  Cash expenditures in 2012 are expected to increase primarily as a result of full year integration of 2011 acquisitions and of the expected mid-2012 acquisition of Solutia, although no assurances of the timing of completion of this acquisition or the related cash expenditures can be provided.  Other than potential capital expenditures at the Company's Kingsport, Tennessee facility related to regulations associated with controlling air emissions from boilers, the Company does not currently expect future environmental capital expenditures arising from requirements of recently promulgated environmental laws and regulations to materially increase the Company's planned level of annual capital expenditures for environmental control facilities, although no assurances can be provided as to the timing or amount of any capital expenditures that may arise as a result of the completion of the expected acquisition of Solutia.  Potential capital expenditures associated with boiler air emissions remain uncertain pending adoption of final regulations, but could increase average annual capital expenditures significantly over the next five years compared to recent historical levels depending on final regulation requirements and the Company's method of addressing those requirements.

INFLATION

In recent years, general economic inflation has not had a material adverse impact on Eastman's costs.  The cost of raw materials is generally based on market price, although derivative financial instruments were utilized, as appropriate, to mitigate short-term market price fluctuations.  The volatility of raw material and energy costs will continue and the Company will continue to pursue pricing and hedging strategies and ongoing cost control initiatives to offset the effects on gross profit.  For additional information see Note 13, "Derivatives", to the Company's consolidated financial statements in Exhibit 99.03 - Item 8 of this Current Report.

RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2011, the Financial Accounting Standards Board ("FASB") issued amended accounting guidance related to fair value measurements and disclosures with the purpose of converging the fair value measurement and disclosure guidance issued by the FASB and the International Accounting Standards Board.  The guidance is effective for reporting periods beginning after December 15, 2011.  The guidance includes amendments that clarify the intent of the application of existing fair value measurement requirements along with amendments that change a particular principle or requirement for fair value measurements and disclosures.  The Company has concluded that the new guidance will not have a material impact on its Consolidated Statements of Earnings, Comprehensive Income and Retained Earnings, Consolidated Statements of Financial Position, or related disclosures.

In June 2011, the FASB issued amended accounting guidance related to presentation of comprehensive income.  The standards update is intended to help financial statement users better understand the causes of an entity's change in financial position and results of operation.  It is effective for reporting periods beginning after December 15, 2011.  The amendments eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders' equity.  The amendments require that all nonowner changes in stockholders' equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  The FASB amended this guidance in December 2011 to postpone a requirement to present items that are reclassified from other comprehensive income to net income on the face of the financial statement where the components of net income and other comprehensive income are presented and reinstate previous guidance related to such reclassifications.  Upon adoption, the Company will continue to present components of comprehensive income in its Consolidated Statements of Earnings, Comprehensive Income and Retained Earnings.  Since this new guidance will affect disclosure requirements only, the Company has concluded that it will not have a material impact on the Company's financial position or results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

In December 2011, the FASB and International Accounting Standards Board jointly issued amended accounting guidance to enhance disclosure requirements for instruments and transactions eligible for offset in the statement of financial position as well as instruments and transactions subject to an agreement similar to a master netting arrangement.  It is effective for reporting periods beginning on or after January 1, 2013.  The Company is currently assessing the impact of this guidance on its disclosures.  Since this new guidance will affect disclosure requirements only, the Company has concluded that it will not have a material impact on the Company's financial position or results of operations.

OUTLOOK

The Company expects to benefit from the strength of its businesses based on modest global economic growth and aided by the full year integration of 2011 acquisitions including Sterling and Scandiflex.

The Company expects the volatility of market prices for raw materials and energy to continue and that the Company will continue to use pricing and hedging strategies to offset this volatility.

The Company expects to continue with growth initiatives in all segments, as well as to continue to explore and invest in R&D initiatives at a corporate level that are aligned with macro trends in sustainability, consumerism, and energy efficiency through high performance materials, advanced cellulosics, and environmentally-friendly chemistry.

The Company expects to complete the acquisition of Solutia mid-2012.  This acquisition is subject to approval by Solutia's shareholders, receipt of required regulatory approvals, and satisfaction of other customary closing conditions.

Excluding the impact of the expected acquisition of Solutia, the Company expects capital spending to be between $400 million and $425 million for organic growth initiatives and maintenance.

Assuming mid-2012 completion of the Solutia acquisition, the Company expects full year 2012 earnings per diluted share from continuing operations to be approximately $5.30 per share, excluding acquisition-related costs and charges, asset impairments and restructuring charges, and mark-to-market pension and OPEB adjustments.

See "Forward-Looking Statements and Risk Factors" below.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

The expectations under "Outlook" and certain other statements in this Current Report which are not statements of historical fact may be "forward-looking statements" as defined in, and subject to the protections of, the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These statements, and other written and oral forward-looking statements made by the Company from time to time may relate to, among other things, such matters as planned and expected capacity increases and utilization; anticipated capital spending; expected depreciation and amortization; environmental matters; expectations regarding the completion of the acquisition of Solutia including our ability to achieve the expected benefits and synergies from the acquired businesses; pending and future  legal proceedings; exposure to, and effects of hedging of, raw material and energy costs, foreign currencies and interest rates; global and regional economic, political, and business conditions; competition; growth opportunities; supply and demand, volume, price, cost, margin, and sales; earnings, cash flow, dividends and other expected financial results and conditions; expectations, strategies, and plans for individual assets and products, businesses and segments as well as for the whole of Eastman; cash requirements and uses of available cash; financing plans and activities; pension expenses and funding; credit ratings; anticipated and other future restructuring, acquisition, divestiture, and consolidation activities; cost reduction and control efforts and targets; the timing of, and benefits from, the integration of and expected business and financial performance of acquired businesses; strategic initiatives and development, production, commercialization, and acceptance of new products, services and technologies and related costs; asset, business and product portfolio changes; and expected tax rates and net interest costs.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

These plans and expectations are based upon certain underlying assumptions, including those mentioned with the specific statements.  Such assumptions are based upon internal estimates and analyses of current market conditions and trends, management expectations, plans, and strategies, economic conditions and other factors.  These plans and expectations and the underlying assumptions are necessarily subject to risks and uncertainties inherent in projecting future conditions and results.  There also can be no assurance regarding the timing of completion of any proposed acquisitions, and the timing or actual achievement of expected benefits from, integration plans relating to, and expected synergies from, acquired businesses.  Actual results could differ materially from expectations expressed in any forward-looking statement if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized.  In addition to the factors described elsewhere in this Current Report, the following are the most significant known factors that could cause the Company's actual results to differ materially from those in any such forward-looking statement.  Additional factors not presently known to the Company, or that the Company does not currently believe to be material, may also cause actual results to differ materially from expectations.

Adverse and uncertain conditions in the global economy and the financial markets could negatively impact the Company.

While economic and financial market conditions have improved from those in 2008 and 2009, continued uncertain conditions in the global economy and global capital markets, particularly in Europe, may adversely affect the Company's results of operations, financial condition, and cash flows.  The Company's business and operating results were affected by the impact of the recent global recession, including the credit market crisis, declining consumer and business confidence, fluctuating commodity prices, volatile exchange rates, and other challenges that  affected the global economy.  If the global economy or financial markets again deteriorate or experience significant new disruptions, the Company's results of operations, financial condition, and cash flows could be materially adversely affected; in addition the Company's ability to access the credit and capital markets under attractive rates and terms could be constrained, which may negatively impact the Company's liquidity or ability to pursue certain growth initiatives.

Volatility in costs for strategic raw material and energy commodities or disruption in the supply of these commodities could adversely affect our financial results.

The Company is reliant on certain strategic raw material and energy commodities for its operations and utilizes risk management tools, including hedging, as appropriate, to mitigate short-term market fluctuations in raw material and energy costs.  These risk mitigation measures cannot eliminate all exposure to market fluctuations.  In addition, natural disasters, plant interruptions, changes in laws or regulations, war or other outbreak of hostilities or terrorism, and breakdown or degradation of transportation infrastructure used for delivery of strategic raw material and energy commodities, could adversely impact both the cost and availability of these commodities.

The Company could be materially adversely affected by disruptions to manufacturing operations or related infrastructure.

Significant limitation of the Company's ability to manufacture products due to disruption of manufacturing operations or related infrastructure could have a material adverse effect on the Company's sales revenue, costs, results of operations, and financial condition.  Disruptions could occur due to internal factors such as computer or equipment malfunction (accidental or intentional), operator error, or process failures; or external factors such as natural disasters, pandemic illness, changes in laws or regulations, war or other outbreak of hostilities or terrorism, cyber attacks, or breakdown or degradation of transportation infrastructure used for delivery of supplies to the Company or for delivery of products to customers.

Loss or financial weakness of any of the Company's largest customers could adversely affect our financial results.

The Company has an extensive customer base; however, loss of, or material financial weakness of, certain of our largest customers could adversely affect the Company's financial condition and results of operations until such business is replaced and no assurances can be made that the Company would be able to regain or replace any lost customers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Growth initiatives may not achieve desired business or financial objectives and may require a significant use of resources in excess of those estimated or budgeted for such initiatives.

The Company continues to identify and pursue growth opportunities through both internal (or "organic") development and acquisitions and joint ventures to diversify and extend the portfolio of our businesses.  These growth opportunities include development and commercialization of new products and technologies, expansion into new markets and geographic regions, and alliances, ventures, and acquisitions that complement and extend the Company's portfolio of businesses and capabilities.  There can be no assurance that such efforts, investments, or acquisitions and alliances (including integration of acquired businesses) will result in financially successful commercialization of products or acceptance by existing or new customers or new markets or achieve their underlying strategic business objectives or that they will be beneficial to the Company's results of operations.  There also can be no assurance regarding the timing of completion of proposed acquisitions, expected benefits of proposed acquisitions, integration plans, and expected synergies therefrom.  There also can be no assurance that capital projects for growth efforts can be completed within the time or at the costs projected due, among other things, to demand for and availability of construction materials and labor and obtaining regulatory approvals and operating permits and reaching agreement on terms of key agreements and arrangements with potential suppliers and customers.  Any such delays or cost overruns or the inability to obtain such approvals or to reach such agreements on acceptable terms could negatively affect the returns from any proposed investments and projects.

The pending acquisition of Solutia exposes the Company to a number of risks and uncertainties, both before and after its completion, the occurrence of any of which could materially adversely affect the Company's business, financial condition, and results of operations.

In connection with Eastman's agreement to complete the acquisition of Solutia, and during its pendency, the Company is subject to a number of risks and uncertainties, the occurrence of any of which could have a material adverse effect on Eastman.  These risks include, but are not limited to:
•
that the Company may not complete the acquisition of Solutia on terms contained in the merger agreement, which could impact the purchase price to be paid, assets to be acquired, covenants relating to Eastman's or Solutia's operations, or timing thereof;

•
that the Company may continue to incur significant additional costs and expend significant additional time and effort prior to the closing and if the transaction is delayed or not consummated, the Company may not be able to realize any benefit therefrom;

•	that the Company may not be able to obtain the financing it intends to obtain in order to complete the acquisition of Solutia; and
•	that Solutia can require Eastman to complete the acquisition in certain situations that could result in the Company incurring significant additional costs.
In the event the Company does complete the acquisition of Solutia, it may become subject to a number of additional risks and uncertainties, the occurrence of any of which could have a material adverse effect on Eastman.  These risks and uncertainties include that the Company:
•	will be required to incur substantial additional indebtedness in order to complete the acquisition of Solutia;
•	may not be able to achieve the cost, revenue, or tax synergies expected from the acquisition of Solutia, or there may be delays in achieving any such synergies; and
•	may be required to expend significant additional resources in order to integrate Solutia's businesses into Eastman's.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Legislative or regulatory actions could increase the Company's future compliance costs.

The Company's facilities and businesses are subject to complex health, safety and environmental laws and regulations, which require and will continue to require significant expenditures to remain in compliance with such laws and regulations.  The Company's accruals for such costs and associated liabilities are subject to changes in estimates on which the accruals are based.  The amount accrued reflects the Company's assumptions about remediation requirements at the contaminated site, the nature of the remedy, the outcome of discussions with regulatory agencies and other potentially responsible parties at multi-party sites, and the number and financial viability of other potentially responsible parties.  Changes in the estimates on which the accruals are based, unanticipated government enforcement action, or changes in health, safety, environmental, chemical control regulations, and testing requirements could result in higher costs.  Pending and proposed U.S. Federal legislation and regulation increase the likelihood that the Company's manufacturing sites will in the future be impacted by regulation of greenhouse gas emissions and energy policy, which legislation and regulation, if enacted, may result in capital expenditures, increases in costs for raw materials and energy, limitations on raw material and energy source and supply choices, and other direct compliance costs.

In addition to the foregoing most significant known risk factors to the Company, there may be other factors, not currently known to the Company, which could, in the future, materially adversely affect the Company, its business, financial condition, or results of operations.  The foregoing discussion of the most significant risk factors to the Company does not necessarily present them in order of importance.  This disclosure, including that under "Outlook" and "Forward-Looking Statements and Risk Factors," and other forward-looking statements and related disclosures made by the Company in this Current Report and elsewhere from time to time, represents management's best judgment as of the date the information is given.  The Company does not undertake responsibility for updating any of such information, whether as a result of new information, future events, or otherwise, except as required by law.  Investors are advised, however, to consult any further public Company disclosures (such as in filings with the Securities and Exchange Commission or in Company press releases) on related subjects.